Exhibit 10.9

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), dated [●], is entered into by and between View, Inc. (the “Company”), and [●] (“Executive”).

1.    At-Will Employment. The employment of Executive pursuant to this Agreement is at-will. Either Executive or the Company may terminate Executive’s employment at any time, with or without cause. Executive’s period of employment hereunder is referred to as the “Employment Term”).

2.    Confidentiality; Intellectual Property. Executive shall continue to be bound by the terms and conditions of the Company’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidential Information Agreement”).

3. Position, Duties and Authority.

(a)    During the Employment Term, Executive shall serve in the capacity of [●]. In such position, Executive shall have such duties, functions, responsibilities and authority as shall be determined from time to time by [●] of the Company and be consistent with the duties, functions, responsibilities and authority of an individual in Executive’s position.

(b)    Executive shall devote all of Executive’s business time and best efforts to the operation and oversight of the Company’s businesses and performance of Executive’s duties hereunder (excluding periods of vacation, holidays, illness, incapacity and sick leave) and shall not engage in any other business activities that could conflict with Executive’s duties or services to the Company.

4.    Compensation and Benefits

(a)    Base Salary. During the Employment Term, the Company shall pay Executive a base salary of $[●] per year (as adjusted from time to time, the “Base Salary”). The Base Salary shall be payable in regular installments in accordance with the Company’s usual payment practices.

(b)    Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit, paid time off (“PTO”), fringe and perquisite plans, practices, policies and arrangements as in effect from time to time (collectively, “Employee Benefits”), subject always to the terms of any such plan, practices, policies and arrangements. The Company reserves the right to amend, modify, suspend, terminate or otherwise change any or all of the Employee Benefits, or any aspect or particular benefit thereof, at any time, at its sole discretion, to the extent permitted by applicable law.

(c)    Reimbursement of Business Expenses. During the Employment Term, the Company shall reimburse Executive for reasonable and necessary business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time.

5.    Termination.

(a)    Generally. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that the provisions of Sections 2, 6, and 7 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder. Notwithstanding any other provision of this Agreement, the provisions of this Section 5 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

(i)    If Executive’s employment is terminated for any reason, Executive shall be entitled to receive:

(A)    the Base Salary through the date of termination;

(B)    reimbursement, within sixty (60) days following receipt by the Company of Executive’s claim for such reimbursement (including appropriate supporting documentation), for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to Executive’s termination; provided that such claims for such reimbursement are submitted to the Company within ninety (90) days following the date of Executive’s termination of employment;

(C)    accrued but unused PTO; and

(D)    such Employee Benefits, if any, as to which Executive may be entitled under the tax qualified employee benefit plans of the Company, payable in accordance with the terms and conditions of such tax qualified employee benefit plans (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

(ii)    Definitions.

(A)    “Cause” with respect to Executive shall mean (1) conviction of any felony or conviction of any crime involving moral turpitude or dishonesty; (2) participation in a fraud or act of dishonesty against the Company; (3) willful and material breach of Executive’s duties that has not been cured within thirty (30) days after written notice from the Company of such breach; (4) intentional and material damage to the Company’s property or (5) material breach of Executive’s Confidential Information Agreement.

(B)    “Change in Control” shall have the meaning assigned to it in the Company’s Amended and Restated 2018 Equity Incentive Plan, as amended from time to time.

(C)    “Disability” shall mean means a disability, whether temporary or permanent, partial or total, as determined by the Company. The Company reserves the right, in good faith, to make the determination of Disability based on information supplied by Executive and/or Executive’s medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers.

(D)    “Good Reason” shall be deemed to exist upon the occurrence of any of the following without Executive’s consent (1) a material reduction of Executive’s authority, duties or responsibilities; (2) a material reduction by the Company (or its successor) in Executive’s Base Salary as in effect immediately prior to such a reduction, unless the Company also similarly reduces the base salaries of all other executives of the Company; (3) a material change in the geographic location of Executive’s primary work facility or location; provided that a relocation of fifty (50) miles or less from Executive’s then present location or to Executive’s home as his primary work location will not be considered a material change in geographic location; (4) the Company’s material breach of any provision of this Agreement or (5) the failure of the Company’s successor to assume this Agreement in connection with a Change in Control. In order for an event to qualify as Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of (or, if later, Executive’s knowledge of) the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice, and such grounds must not have been cured during such time.

(b)    By the Company for Cause or by Executive other than as a result of Good Reason.

(i)    The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause, which termination shall be effective immediately upon receipt of written notice from the Company other than a termination for Cause pursuant to Section 5(a)(ii)(A)(iii), in which case such termination shall be effective thirty days after receipt of written notice if the breach referenced in Section 5(a)(ii)(A)(iii) has not been cured.    The Employment Term and Executive’s employment hereunder may be terminated by Executive without Good Reason and shall terminate automatically upon the effective date of Executive’s resignation other than as a result of Good Reason (as defined in Section 5(a)(ii)(D)).

(ii)    If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, Executive shall be entitled to receive the Accrued Rights. Following such termination of Executive’s employment by the Company for Cause or by Executive without Good Reason, except as set forth in this Section 5(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c)    Disability or Death.

(i)    The Employment Term and Executive’s employment hereunder shall terminate immediately upon Executive’s death or in the event the Company determines that a Disability has occurred and informs Executive in writing of such determination.

(ii)    Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate, survivors or beneficiaries (as the case may be) shall be entitled to receive the Accrued Rights and Executive or Executive’s estate, survivors or beneficiaries (as the case may be) shall have no further rights to any compensation or any other benefits under this Agreement.

(d)    Termination By the Company Without Cause or Resignation by Executive as a Result of Good Reason.

(i)    The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause, with such termination effective immediately upon receipt of written notice from the Company.

(ii)    If Executive’s employment is terminated by the Company without Cause (other than by reason of Executive’s death or Disability) or Executive resigns as a result of Good Reason, in either case prior to the occurrence of a Change in Control, Executive shall be entitled to receive the Accrued Rights. Following such termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, except as set forth in this Section 5(d)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(iii)    If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or Executive resigns as a result of Good Reason, in each case as of or within the thirteen-month period following the occurrence of a Change in Control, Executive shall be entitled to receive the Accrued Rights. In addition, subject to Executive’s compliance with the covenants set forth in the Confidential Information Agreement, the Release Requirement in Section 5(d)(iii) and the resignation requirement in Section 5(e), Executive shall be entitled to:

(A)    A lump-sum payment equal to 100% of Executive’s Base Salary;

(B)    A lump-sum payment equal to Executive’s bonus opportunity under the Company’s bonus program in which Executive participates for the bonus cycle in which Executives’ date of termination occurs and assuming 100% of the performance target(s) subject to the bonus award are met.

(C)    If Executive elects to continue his health insurance under COBRA following the termination of his employment, payment of his monthly premium until the earlier of (1) twelve months (12) following the date of Executive’s termination of employment or (2) the date on which Executive commences employment with an entity other than the Company; and

(D)     The accelerated vesting of one hundred percent (100%) of Executive’s then-outstanding Company equity compensation awards (including without limitation the Options), effective as of the date of Executive’s termination of employment.

(iv)    Release. Executive’s receipt of any severance payments or benefits pursuant to this Section 5 is subject to Executive signing and not revoking the Company’s then-standard separation agreement and release of claims (the “Release” and that requirement, the “Release Requirement”), which must become effective and irrevocable no later than the 60th day following Executive’s termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive shall forfeit any right to severance payments or benefits under Section 5. In no event shall severance payments or benefits under Section 5 be earned or provided until the Release actually becomes effective and irrevocable. If earned, none of the severance payments and benefits payable upon Executive’s termination of employment under Section 5 shall be paid or otherwise provided prior to the 60th day following Executive’s termination of employment. Except with respect to payments that are delayed under Section 7(i), on the first regular payroll pay day following the 60th day following Executive’s termination of employment, the Company shall pay or provide Executive the severance payments and benefits that Executive would otherwise have received under Section 5 on or prior to that date, with the balance of the severance payments and benefits being paid or provided as originally scheduled.

(e)    Notice of Termination; Board/Committee Resignation. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) pursuant to Section 5 of this Agreement shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates (except to the extent Executive is otherwise entitled pursuant to a separate contractual arrangement to continue to serve as a member of the Board).

6.    Limitation on Payments.

(a)    If any payment or benefit that Executive would receive from the Company or any other party whether in connection with the provisions in this Agreement or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment shall be equal to the Best Results Amount. The “Best Results Amount” shall be either (x) the full amount of the Payment or (y) a lesser amount that would result in no portion of the Payment being subject to the Excise Tax, whichever of those amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, the acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s equity awards unless Executive elects in writing a different order for cancellation. Executive shall be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and Executive shall not be reimbursed by the Company for any of those payments of personal tax liability.

(b)    The Company shall select a professional services firm to make all of the determinations required to be made under this Section 6 relating to parachute payments. The Company shall request that firm provide detailed supporting calculations both to the Company and Executive prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to that date if events occur that result in parachute payments to Executive at that time. For purposes of making the calculations required hereunder relating to parachute payments, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and

Executive shall furnish to the firm any information and documents as the firm may reasonably request in order to make a determination hereunder relating to parachute payments. The Company shall bear all costs the firm may reasonably incur in connection with any calculations contemplated hereunder relating to parachute payments. Any determination by the firm shall be binding upon the Company and Executive, and the Company shall have no liability to Executive for the determinations of the firm.

7.    Miscellaneous.

(a)    Indemnification; Directors’ and Officers’ Insurance. The Company shall indemnify and hold Executive harmless for all acts and omissions occurring during Executive’s employment with the Company or service as a member of the Board to the extent provided under the Company’s charter, by-laws and applicable law, and shall promptly advance to Executive or Executive’s heirs or representatives all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Expenses”) as a result of any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information (collectively, a “Claim”) or any proceeding (whether civil, criminal, administrative or investigative), or any threatened Claim or proceeding (whether civil, criminal, administrative or investigative), against Executive that arises out of or relates to Executive’s service as an officer, director or employee, as the case may be, of the Company, or Executive’s service in any such capacity or similar capacity with an affiliate of the Company or other entity at the request of the Company, upon receipt by the Company of a written request with appropriate documentation of such Expenses, and an undertaking by Executive to repay the amount advanced if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company against such Expenses.

(b)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

(c)    Arbitration. Any and all controversies, claims, or disputes with anyone under this Agreement (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company, shall be subject to arbitration in accordance with the provisions of the Confidential Information Agreement.

(d)    Entire Agreement; Amendments. This Agreement and the Confidential Information Agreement contain the entire understanding of the parties with respect to the employment of Executive by the Company, and supersede[s] all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its current or former affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its current or former affiliates. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement (including, without limitation, the schedules and exhibits attached hereto) may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(e)    No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(f)    Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(g)    Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement shall be assignable by the Company to a person or entity which is a successor in interest (“Successor”) to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(h)    No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer or other endeavor. Any amounts due under Section 5 of this Agreement are considered reasonable by the Company and are not in the nature of a penalty.

(i)    Compliance with Section 409A.

(i)    The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A, the Company shall, after consulting with and receiving the approval of Executive, reform such provision in a manner intended to avoid the incurrence by Executive of any such additional tax or interest.

(ii)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred for proposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

(iii)    Any provision of this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service, the Company determines that Executive is a “specified employee,” within the meaning of Section 409A, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 9(iii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to Executive in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iv)    Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A, including that (A) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (B) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (B) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (C) Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit.

(v)    For purposes of Section 409A, Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Section 409A.

(j)    Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

View Inc.

195 South Milpitas Blvd.

Milpitas, CA 95035

c/o Bill Krause, General Counsel

(408) 514-6495

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

(k)    Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(l)    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

VIEW, INC.

Name:	[●]
Title:	[●]

EXECUTIVE

Name:	[●]
Title:	[●]